Exhibit 99.1

CESCA THERAPEUTICS FORMS JOINT VENTURE WITH HEALTHBANKS BIOTECH (USA) TO PROVIDE IMMUNE CELL BANKING AND CELL PROCESSING SERVICES

ImmuneCyte to Begin Operations in Fourth Quarter of 2019

RANCHO CORDOVA, Calif., Oct. 21, 2019 -- Cesca Therapeutics Inc. (Nasdaq: KOOL), a market leader in automated cell processing and autologous cell therapies for regenerative medicine, and ThermoGenesis, its wholly owned device subsidiary, today announced that the company has entered into a definitive joint venture agreement with Healthbanks Biotech (USA) Inc., one of the world’s leading stem cell bank networks, to commercialize its proprietary cell processing platform, CAR-TXpress™, for use in immune cell banking as well as for cell-based contract development and manufacturing services (CMO/CDMO). The joint venture will be named ImmuneCyte Life Sciences Inc. (“ImmuneCyte”) and is expected to officially launch during the fourth quarter of 2019.

Under terms of the agreement, ImmuneCyte will initially be owned 80% by Healthbanks Biotech and 20% by Cesca. Cesca will contribute to ImmuneCyte exclusive rights to use ThermoGenesis’ proprietary cell processing technology for the immune cell banking business and non-exclusive rights for other cell-based contract development and manufacturing services. Cesca will also contribute its clinical development assets to the joint venture, as the company has decided to discontinue these activities in order to focus exclusively on the device business.

Once operational, ImmuneCyte will be among the first immune cell banks in the U.S. to provide clients with the opportunity to bank their own healthy immune cells for future use as a resource for cell-based immunotherapies, such as dendritic cell and chimeric antigen receptor (CAR) T-cell therapies. ImmuneCyte will utilize ThermoGenesis’ proprietary CAR-TXpress platform which allows for the isolation of different components from 200 ml of blood in cGMP compliant, closed system. Given that the CAR-TXpress platform can increase cell processing efficiency by up to 16-fold as compared with the traditional, labor-intensive ficoll gradient centrifugation-based cell processing method, ImmuneCyte is expected to offer customers an unparalleled competitive advantage, including an ability to store their own immune cells at a tangibly lower cost.

"The ImmuneCyte joint venture will be paramount to the execution of our strategy to become a preferred cell processing and manufacturing solution provider in the cell and gene therapy field,” said Dr. Chris Xu, Chairman and Chief Executive Officer of Cesca Therapeutics. “CAR-T therapeutic research is advancing rapidly. Partnering with Healthbanks Biotech, one of the foremost stem cell bank networks, with an experienced team and an established global infrastructure, will offer customers the ability to preserve younger, healthier and uncontaminated immune cells for potential future use. By applying our proprietary CAR-TXpress technology to immune cell banking and other CDMO cellular manufacturing services, we will allow for the manufacture and production of more effective and less costly immunotherapies.”

In 2017, the U.S. Food and Drug Administration (FDA) approved two CAR-T cell therapies, under breakthrough designation, for the treatment of advanced B cell leukemia and lymphomas. Both use autologous (a patient’s own) immune T cells to fight cancer and have reported an over 80% response rate in the “no-option” patient group, for those who have failed both chemo- and radiation therapies. This has helped to spur massive global interest for the development of additional CAR-T immunotherapies1. By the end of September 2019, there were over 800 CAR-T cell clinical trials registered on the www.clinicaltrials.gov website, targeting a wide variety of blood cancers and solid tumors.

Although highly effective, several recent studies on the eligibility of patients to enroll in CAR-T clinical trials showed that as many as 30-50% of cancer patients may not be eligible to enroll or to get sufficient CAR-T cells manufactured for the therapy. Reasons may include: (1) the function of the immune system declines with age and can be negatively affected by other medical conditions, (2) most standard cancer therapies, such as chemotherapy and radiation, destroy the immune system, and (3) in many cases of advanced cancer, cancer cells will enter circulation, invade and interfere with the body’s natural production of immune cells. According to a recently reported JULIE trial, a CAR-T clinical trial in relapsed or refractory diffuse large B-cell lymphoma (DLBCL), one-third of the 238 screened patients failed to be enrolled, and more than half of the 238 failed to receive the intended CAR-T therapy2,3. ImmuneCyte will offer customers the ability to preserve younger, healthier and uncontaminated immune cells, for potential future use in advanced cancer immunotherapy.

About HealthBanks Biotech (USA) Inc.

HealthBanks Biotech, headquartered in Irvine, CA, is one of the leading stem cell bank networks in the world and offers services globally through its sister companies located in the United States and other regions and nations. HealthBanks Biotech is accredited by the FDA, AABB, and CAP. The HealthBanks Biotech group was originally founded in 2001 with a vision that stem cells and cell and gene therapies could transform modern medicine. HealthBanks Biotech is a subsidiary of Boyalife Group, Inc. (USA), an affiliate of Boyalife (Hong Kong) Limited, the largest stockholder of Cesca. For more information about HealthBanks Biotech (USA) Inc., please visit: www.healthbanks.us.

About ImmuneCyte Life Sciences Inc.

ImmuneCyte will provide clients with the opportunity to bank their own immune cells when the cells are “healthy and unaffected” as a future resource for cellular immunotherapies, such as CAR-T. ImmuneCyte utilizes a proprietary CAR-TXpress™ platform, a GMP compliant close-system capable of automated separating and cryopreserving different components from blood. For more information about ImmuneCyte Life Sciences Inc., please visit: www.immunecyte.com.

About Cesca Therapeutics Inc.

Cesca Therapeutics develops, commercializes and markets a range of automated technologies for CAR-T and other cell-based therapies. Its device division, ThermoGenesis develops, commercializes and markets a full suite of solutions for automated clinical biobanking, point-of-care applications, and automation for immuno-oncology. The Company has developed a semi- automated, functionally closed CAR-TXpress™ platform to streamline the manufacturing process for the emerging CAR-T immunotherapy market. For more information about Cesca and ThermoGenesis, please visit:

www.cescatherapeutics.com.

Company Contact:
Wendy Samford
916-858-5191

ir@thermogenesis.com

Investor Contact:
Paula Schwartz, Rx Communications
917-322-2216
pschwartz@rxir.com

References:
1. Facts About Chimeric Antigen Receptor (CAR) T-Cell Therapy, Leukemia and Lymphoma Society (2018). https://www.lls.org

2. Updated Analysis of JULIET Trial: Tisagenlecleucel in Relapsed or Refractory DLBCL (2018).

3. Eligibility Criteria for CAR-T Trials and Survival Rates in Chemorefractory DLBCL. Journal of Clinical Pathways (2018).